Exhibit 3 page 1 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
ASSETS
September 30, 2003
(Unaudited)
(In Thousands)
CURRENT ASSETS	-
Cash and cash equivalents:	-
Cash	$173,799
Temporary cash investments - at cost,	-
which approximates market	403,583
Special deposits	162
Total cash and cash equivalents	577,544
Other temporary investments	18,818
Notes receivable	2,013
Accounts receivable:	-
Customer	532,498
Allowance for doubtful accounts	(23,396)
Other	249,657
Accrued unbilled revenues	428,341
Total receivables	1,187,100
Deferred fuel costs	288,322
Fuel inventory - at average cost	124,568
Materials and supplies - at average cost	552,345
Deferred nuclear refueling outage costs	147,318
Prepayments and other	143,371
TOTAL	3,041,399
OTHER PROPERTY AND INVESTMENTS	-
Investment in affiliates - at equity	1,097,083
Decommissioning trust funds	2,191,590
Non-utility property - at cost (less accumulated depreciation)	238,624
Other	441,581
TOTAL	3,968,878
PROPERTY, PLANT AND EQUIPMENT	-
Electric	27,350,894
Property under capital lease	755,190
Natural gas	219,379
Construction work in progress	1,647,084
Nuclear fuel under capital lease	280,219
Nuclear fuel	251,913
TOTAL PROPERTY, PLANT AND EQUIPMENT	30,504,679
Less - accumulated depreciation and amortization	12,460,124
PROPERTY, PLANT AND EQUIPMENT - NET	18,044,555
DEFERRED DEBITS AND OTHER ASSETS	-
Regulatory assets:	-
SFAS 109 regulatory asset - net	805,851
Unamortized loss on reacquired debt	168,205
Other regulatory assets	1,204,701
Long-term receivables	21,884
Goodwill	377,172
Other	935,185
TOTAL	3,512,998
TOTAL ASSETS	$28,567,830

Exhibit 3 page 2 of 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
LIABILITIES AND SHAREHOLDERS' EQUITY
September 30, 2003
(Unaudited)
(In Thousands)
CURRENT LIABILITIES	-
Currently maturing long-term debt	$570,381
Notes payable	351
Accounts payable	573,259
Customer deposits	207,147
Taxes accrued	451,603
Accumulated deferred income taxes	89,634
Nuclear refueling outage costs	4,987
Interest accrued	160,053
Obligations under capital leases	154,911
Other	140,692
TOTAL	2,353,018
NON-CURRENT LIABILITIES	-
Accumulated deferred income taxes and taxes accrued	4,581,436
Accumulated deferred investment tax credits	425,812
Obligations under capital leases	165,512
Other regulatory liabilities	267,574
Decommissioning	2,149,322
Transition to competition	79,098
Regulatory reserves	46,632
Accumulated provisions	436,464
Long-term debt	7,440,816
Preferred stock with sinking fund	20,877
Company-obligated mandatorily redeemable	-
preferred securities of subsidiary trusts holding	-
solely junior subordinated deferrable debentures	215,000
Other	1,280,934
TOTAL	17,109,477
Preferred stock without sinking fund	334,337
SHAREHOLDERS' EQUITY	-
Common stock, $.01 par value, authorized 500,000,000	-
shares; issued 248,174,087 shares in 2003	2,482
Paid-in capital	4,696,598
Retained earnings	4,644,880
Accumulated other comprehensive loss	(3,765)
Less - treasury stock, at cost (19,678,683 shares in 2003	569,197
TOTAL	8,770,998
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,567,830
Exhibit 3 page 3 of 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2003
(Unaudited)
(In Thousands)

OPERATING REVENUES
Domestic electric	$5,763,298
Natural gas	139,803
Competitive businesses	1,188,659
TOTAL	7,091,760

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	1,480,101
Purchased power	1,338,609
Nuclear refueling outage expenses	119,298
Provision for turbine commitments, asset impairments
and restructuring charges	(7,743)
Other operation and maintenance	1,650,380
Decommissioning	107,787
Taxes other than income taxes	303,601
Depreciation and amortization	637,159
Other regulatory charges (credits) - net	18,581
TOTAL	5,647,773

OPERATING INCOME	1,443,987

OTHER INCOME
Allowance for equity funds used during construction	26,962
Interest and dividend income	83,792
Equity in earnings of unconsolidated equity affiliates	258,451
Miscellaneous - net	(83,904)
TOTAL	285,301

INTEREST AND OTHER CHARGES
Interest on long-term debt	353,422
Other interest - net	42,636
Distributions on preferred securities of subsidiaries	14,128
Allowance for borrowed funds used during construction	(21,136)
TOTAL	389,050

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGES	1,340,238

Income taxes	499,068

INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGES	841,170

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $93,754)	142,922

CONSOLIDATED NET INCOME	984,092

Preferred dividend requirements and other	17,669

EARNINGS APPLICABLE TO
COMMON STOCK	$966,423

Earnings per average common share before cumulative
effect of accounting changes:
Basic	$3.64
Diluted	$3.57
Earnings per average common share:
Basic	$4.27
Diluted	$4.19
Dividends declared per common share	$1.15

Average number of common shares outstanding:
Basic	226,145,567
Diluted	230,388,260